As filed with the Securities and Exchange Commission on May 30, 2025

No. 333-216856

No. 333-221488

No. 333-251000

No. 333-268740

No. 333-275643

No. 333-279716

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333- 216856

Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-221488

Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-251000

Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-268740

Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-275643

Post-Effective Amendment No. 1 to FORM S-8 REGISTRATION STATEMENT No. 333-279716

UNDER

THE SECURITIES ACT OF 1933

CHECKPOINT THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-2568632
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Independence Way Princeton, New Jersey (Address of Principal Executive Offices)	08540 (Zip Code)

Checkpoint Therapeutics, Inc. Amended and Restated 2015 Incentive Plan

(Full title of the plan)

Erik Zwicker

General Counsel, Secretary

2 Independence Way

Princeton, New Jersey 08540

(781) 652-4500

(Name, address and telephone number of agent for service)

Copy To:

Bill Fay

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois 60606

(312) 984-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Checkpoint Therapeutics, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-216856, registering 2,000,000 shares of common stock of the Company, par value $0.0001 per share (“Shares”), issuable pursuant to the Checkpoint Therapeutics, Inc. Amended and Restated 2015 Incentive Plan (as amended from time to time, the “Plan”), filed with the Securities and Exchange Commission (the “Commission”) on March 21, 2017;
•	Registration Statement No. 333-221488, registering 3,000,000 Shares issuable pursuant to the Plan, filed with the Commission on November 9, 2017;
•	Registration Statement No. 333-251000, registering 4,000,000 Shares issuable pursuant to the Plan, filed with the Commission on November 27, 2020;
•	Registration Statement No. 333-268740, registering 2,100,000 Shares issuable pursuant to the Plan, filed with the Commission on December 9, 2022;
•	Registration Statement No. 333-275643, registering 3,000,000 Shares issuable pursuant to the Plan, filed with the Commission on November 17, 2023; and
•	Registration Statement No. 333-279716, registering 12,000,000Shares issuable pursuant to the Plan, filed with the Commission on May 24, 2024.

On March 9, 2025 the Company entered into an Agreement and Plan of Merger (as subsequently amended on April 14, 2025, the “Merger Agreement”) with Sun Pharmaceutical Industries, Inc., a Delaware corporation (“Parent”), and Snoopy Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on May 30, 2025, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

In connection with the Merger, the offerings of securities pursuant to the Registration Statements have been terminated. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statements which remain unsold at the termination of the offerings, the Company hereby terminates the effectiveness of each Registration Statement and removes from registration all Shares registered under the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on May 30, 2025.

CHECKPOINT THERAPEUTICS, INC.

By:	/s/ Erik Zwicker
Name:	Erik Zwicker
Title:	Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.